ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation




Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A., JD


March 28, 2006


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 3, 2006, on the audited consolidated financial statements of Cal Alta Auto Glass, Inc., as of December 31, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Armando C. Ibarra_________
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ARMANDO C. IBARRA, C.P.A.